Exhibit 99.1

EARNINGS RELEASE PR Contact: Laurie Schalow (949) 524-4035 MediaRelations@chipotle.com

IR Contact: Christian D'Souza (949) 524-4075 Christian.DSouza@chipotle.com
CHIPOTLE ANNOUNCES THIRD QUARTER 2026 RESULTS
COMPARABLE RESTAURANT SALES INCREASE 2.1% AS CHIPOTLE DELIVERS A THIRD CONSECUTIVE QUARTER OF POSITIVE TRANSACTION GROWTH

NEWPORT BEACH, Calif. – October 28, 2026 – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its third quarter ended September 30, 2026.
Third quarter highlights, year over year:
•Total revenue increased 9.6% to $3.3 billion
•Comparable restaurant sales increased 2.1%
•Operating margin was 13.7%, a decrease from 15.9%
•Restaurant level operating margin1 was 23.3%, a decrease from 24.5%
•Diluted earnings per share was $0.27, a 6.9% decrease from $0.29
•Adjusted diluted earnings per share1 was $0.27, a 6.9% decrease from $0.29
•Opened 84 company-owned restaurants, with 53 locations including a Chipotlane. We also opened five international partner-operated restaurants.
“Three consecutive quarters of positive comparable transaction growth demonstrates that our Recipe for Growth strategy is working,” said Scott Boatwright, Chief Executive Officer, Chipotle. “We're gaining traction with menu and digital innovation, making significant progress on our high-efficiency equipment rollout, and accelerating our global expansion with entry into three new markets this quarter. These achievements reinforce our confidence in the strategy and our ability to execute as we build Chipotle into an iconic global brand.”
Results for the three months ended September 30, 2026:
Total revenue in the third quarter of 2026 was $3.3 billion, an increase of 9.6% compared to the third quarter of 2025. The increase was driven by new restaurant openings and, to a lesser extent, comparable restaurant sales. Comparable restaurant sales increased 2.1%, including a 1.3% increase in average check and a 0.8% increase in transactions. Digital sales represented 38.8% of total food and beverage revenue for the three months ended September 30, 2026, an increase from 36.7% for the three months ended September 30, 2025.
During the third quarter we opened 84 company-owned restaurants, of which 53 included a Chipotlane, and five international partner-operated restaurants. Chipotlanes continue to perform well and are helping enhance guest access and convenience, as well as increase new restaurant sales, margins and returns.
Food, beverage and packaging costs in the third quarter of 2026 were 29.5% of total revenue, a decrease from 30.0% in the third quarter of 2025. The decrease was primarily driven by the benefit of menu price increases, tariff relief, and favorable limited-time offer mix. These benefits were partially offset by inflation, primarily in beef and freight, and higher protein usage.
1Restaurant level operating margin, adjusted diluted earnings per share, adjusted net income, adjusted general and administrative expenses, and non-GAAP effective income tax rate are non-GAAP financial measures. Reconciliations to GAAP measures and further information are set forth in the table at the end of this press release.

Labor costs in the third quarter of 2026 were 25.7% of total revenue, an increase from 25.2% in the third quarter of 2025. The increase was primarily driven by lower sales volumes, higher employee compensation, including wage inflation and performance-based bonuses, additional restaurant labor supporting operational execution including promotional activities, and increased insurance costs. These headwinds were partially offset by the benefit from menu price increases.
General and administrative expenses for the third quarter of 2026 were $185.2 million, compared to $146.7 million in the third quarter of 2025. The increase was driven by stock-based compensation, performance bonuses, and outside services related to corporate initiatives. Adjusted general and administrative expenses1 for the third quarter of 2026 were $183.8 million, compared to $138.7 million in the third quarter of 2025.
The effective income tax rate for the third quarter of 2026 was 25.6%, an increase from 23.1% in the third quarter of 2025. The increase was primarily due to an increase in nondeductible expenses and a reduction in tax credits.
Net income for the third quarter of 2026 was $339.9 million, or $0.27 per diluted share, compared to $382.1 million, or $0.29 per diluted share, in the third quarter of 2025. Adjusted net income1 for the third quarter of 2026 was $344.6 million, or $0.27 per adjusted diluted share, compared to $389.9 million, or $0.29 per adjusted diluted share, in the third quarter of 2025.
During the third quarter of 2026 we repurchased $110.0 million of stock at an average price per share of $34.05. As of September 30, 2026, $1.6 billion remained available under share repurchase authorizations from our Board of Directors. The repurchase authorization may be modified, suspended or discontinued at any time.
More information will be available in our Quarterly Report on Form 10-Q, which will be filed with the Securities and Exchange Commission (the "SEC") in accordance with applicable rules.
Outlook
For 2026, management continues to anticipate the following:
•Full year comparable restaurant sales growth in the low single digit range
•350 to 370 new restaurant openings, which includes 10 to 15 international partner-operated restaurants. Around 80% of new company-owned restaurants will have a Chipotlane
•An estimated underlying full year effective tax rate between 24% and 26% before discrete items
For 2027, management is anticipating the following:
•340 to 360 new company-owned restaurant openings in the U.S. and Canada
•Around 15 to 25 company-owned and partner-operated restaurants outside the U.S. and Canada.
Definitions
The following definitions apply to these terms as used throughout this release:
•Comparable restaurant sales, or sales comps, and comparable restaurant transactions, represent the change in period-over-period total revenue or transactions for company-owned restaurants in operation for at least 13 full calendar months.
•Average restaurant sales refers to the average trailing 12-month food and beverage revenue for company-owned restaurants in operation for at least 12 full calendar months.
•Restaurant level operating margin represents total revenue less direct restaurant operating costs, expressed as a percent of total revenue.
•Digital sales represent food and beverage revenue for company-owned restaurants generated through the Chipotle website, Chipotle app or third-party delivery aggregators. Digital sales include revenue deferrals associated with Chipotle Rewards.
•Partner-operated restaurants represent Chipotle restaurants over which Chipotle does not have a controlling financial interest and for which Chipotle does not directly manage day-to-day operations. This includes restaurants operated by third parties pursuant to license or franchise agreements and restaurants in which Chipotle holds a minority, non‑controlling ownership interest.
1Restaurant level operating margin, adjusted diluted earnings per share, adjusted net income, adjusted general and administrative expenses, and non-GAAP effective income tax rate are non-GAAP financial measures. Reconciliations to GAAP measures and further information are set forth in the table at the end of this press release.

Conference Call Details and Supplemental Slides
Chipotle will host a conference call on Wednesday, October 28, 2026, at 4:30 PM Eastern time to discuss third quarter 2026 financial results and provide a business update for the fourth quarter to date. In connection with the call, supplemental slides will be available on the company's website at ir.chipotle.com/presentations.
The conference call can be accessed live over the phone by dialing 1-888-317-6003 or, for international callers, by dialing 1-412-317-6061 and entering code: 6029014. The call will be webcast live on the company's website at ir.chipotle.com/events. An archived webcast will be available approximately one hour after the end of the call.
Available Information
We use the investor relations section at ir.chipotle.com and newsroom section at newsroom.chipotle.com, as well as other portions of our website (together, our "website") and our LinkedIn profile as means to routinely distribute important or material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors and potential investors are encouraged to consult our website and this social media channel regularly for important information, in addition to following our press releases, filings with the SEC, and public conference calls and webcasts. You may sign up on our website to automatically receive e-mail alerts when we post financial information and issue press releases and to receive information about upcoming events. The information contained on, or that may be accessed through, our website, LinkedIn, and any corresponding applications of those sites, is not incorporated by reference into, and is not a part of, this release.
About Chipotle
Chipotle Mexican Grill, Inc. (NYSE: CMG) is cultivating a better world by serving responsibly sourced, classically-cooked, real food with wholesome ingredients without artificial colors, flavors or preservatives. There are over 4,200 restaurants as of September 30, 2026, in the United States, Canada, the United Kingdom, France, Germany, Mexico, the Middle East, and South Korea. Chipotle is the only restaurant company of its size that owns and operates all its restaurants in the United States, Canada and Europe. With nearly 140,000 employees passionate about providing a great guest experience, Chipotle is a longtime leader and innovator in the food industry. Chipotle is committed to making its food more accessible to everyone while continuing to be a brand with a demonstrated purpose as it leads the way in digital, technology and sustainable business practices. For more information or to place an order online, visit WWW.CHIPOTLE.COM.

Forward-Looking Statements
Certain statements in this press release, in the October 28, 2026, conference call and in the supplemental slides for the call are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements under “Outlook,” and about our anticipated full year 2026 comparable restaurant sales growth, the number of new company-owned and international partner-operated restaurant openings in 2026 and 2027, expected number of restaurants with Chipotlanes, and estimated underlying effective 2026 full year tax rate, as well as statements about the expected success of our “Recipe for Growth” strategy overall and its related initiatives, the impacts of pricing and inflation in 2026 and 2027, our future food, beverage, packaging, labor, general and administrative and other costs, future estimated tax rate and future long-term prospects. We use words such as “anticipate”, “believe”, “could”, “should”, “may”, “approximately”, “estimate”, “confident”, “assuming”, “expect”, “intend”, “project”, “target”, “goal” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on currently available operating, financial and competitive information available to us as of the date of this release and speak only as of the date they are made. We assume no obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements, including but not limited to: wage inflation and state or local regulations mandating higher minimum wages; the competitive labor market, which impacts our ability to attract and retain qualified employees; the impact of any union organizing efforts and our responses to such efforts; increases in ingredient and other operating costs due to inflation, global conflicts, severe weather, our Food with Integrity philosophy, tariffs, or trade restrictions; intermittent supply shortages relating to our Food with Integrity philosophy, rapid expansion, limited time offerings, and supply chain disruptions; risks and impacts of food safety incidents and food-borne illnesses; our reliance on certain information technology systems and potential material failures, interruptions, or outages; risks that our investments in new technology and technological innovations may not generate returns; privacy and cybersecurity risks, including breaches, unauthorized access, theft, modification, destruction, or ransom of guest or employee personal or confidential information stored on our network or the network of third party providers; the impact of competition, including from sources outside the restaurant industry; the impact of government laws and regulations relating to our employees, employment practices, restaurant design and construction, and the sale of food or alcoholic beverages; our ability to achieve our planned growth, such as the costs and availability of suitable new restaurant sites, construction materials, and contractors and restaurant equipment; the expected costs and risks related to our international expansion, including through partner-operated restaurants in the Middle East, South Korea, and Mexico; our ability to achieve expected levels of comparable restaurant sales due to factors such as changes in guests' perceptions of our brand, including as a result of negative publicity or social media posts and decreased consumer spending or restaurant visits, or the inability to increase menu prices or realize the benefits of menu price increases; failure to meet market expectations for our financial performance or any announced guidance and the impact thereof; the potential impact of activist shareholder actions or tactics; failure to attract or retain key executive talent; the impact of our brand, marketing, promotional, advertising, and pricing strategies, digital platform and menu innovations; our reliance on third-party delivery services and the information technology infrastructure; and enforcement and litigation risks, including possible governmental actions and potential litigation related to food safety incidents, cybersecurity incidents, employment or privacy laws, advertising claims, contract disputes, or other matters. In addition, many of the foregoing risks and uncertainties are, or could be, exacerbated by any worsening of the global business and macroeconomic environment or developments in the rapidly evolving capabilities of artificial intelligence and other advanced technologies. These statements also are subject to other risk factors described from time to time in our SEC reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q, all of which are available on the investor relations page of our website at ir.Chipotle.com.

CHIPOTLE MEXICAN GRILL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three months ended September 30,
	2026		2025
Food and beverage revenue	$3,277,942	99.5%	$2,989,255	99.5%
Delivery service revenue	15,220	0.5	14,189	0.5
Total revenue	3,293,162	100.0	3,003,444	100.0
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	972,360	29.5	902,445	30.0
Labor	847,507	25.7	756,669	25.2
Occupancy	179,403	5.4	158,314	5.3
Other operating costs	525,735	16.0	450,433	15.0
General and administrative expenses	185,228	5.6	146,742	4.9
Depreciation and amortization	102,611	3.1	90,524	3.0
Pre-opening costs	15,104	0.5	13,741	0.5
Impairment, closure costs, and asset disposals	13,250	0.4	7,404	0.2
Total operating expenses	2,841,198	86.3	2,526,272	84.1
Income from operations	451,964	13.7	477,172	15.9
Interest and other income, net	5,161	0.2	19,789	0.7
Income before income taxes	457,125	13.9	496,961	16.5
Provision for income taxes	117,251	3.6	114,858	3.8
Net income	$339,874	10.3%	$382,103	12.7%
Earnings per share:
Basic	$0.27		$0.29
Diluted	$0.27		$0.29
Weighted-average common shares outstanding:
Basic	1,265,427		1,335,000
Diluted	1,267,703		1,339,522

CHIPOTLE MEXICAN GRILL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Nine months ended September 30,
	2026		2025
Food and beverage revenue	$9,683,464	99.5%	$8,896,840	99.5%
Delivery service revenue	46,502	0.5	45,250	0.5
Total revenue	9,729,966	100.0	8,942,090	100.0
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	2,879,279	29.6	2,626,837	29.4
Labor	2,489,368	25.6	2,231,156	25.0
Occupancy	523,494	5.4	462,405	5.2
Other operating costs	1,506,142	15.5	1,294,257	14.5
General and administrative expenses	579,419	6.0	491,676	5.5
Depreciation and amortization	297,656	3.1	268,680	3.0
Pre-opening costs	43,109	0.4	32,561	0.4
Impairment, closure costs, and asset disposals	36,877	0.4	19,039	0.2
Total operating expenses	8,355,344	85.9	7,426,611	83.1
Income from operations	1,374,622	14.1	1,515,479	16.9
Interest and other income, net	21,580	0.2	60,397	0.7
Income before income taxes	1,396,202	14.3	1,575,876	17.6
Provision for income taxes	349,957	3.6	371,047	4.1
Net income	$1,046,245	10.8%	$1,204,829	13.5%
Earnings per share:
Basic	$0.82		$0.90
Diluted	$0.82		$0.89
Weighted-average common shares outstanding:
Basic	1,280,337		1,344,824
Diluted	1,282,875		1,350,159

CHIPOTLE MEXICAN GRILL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	September 30, 2026	December 31, 2025
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$634,210	$350,545
Accounts receivable, net	99,544	156,466
Inventory	48,867	49,508
Prepaid expenses and other current assets	121,068	120,450
Income tax receivable	-	91,393
Investments	268,354	698,591
Total current assets	1,172,043	1,466,953
Leasehold improvements, property and equipment, net	3,038,421	2,679,361
Long-term investments	100,365	197,123
Restricted cash	35,799	35,364
Operating lease assets	4,928,149	4,463,010
Other assets	135,967	130,781
Goodwill	21,939	21,939
Total assets	$9,432,683	$8,994,531
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$308,352	$212,813
Accrued payroll and benefits	247,661	250,126
Accrued liabilities	233,053	182,448
Unearned revenue	223,644	240,375
Current operating lease liabilities	321,557	302,380
Income tax payable	112,339	-
Total current liabilities	1,446,606	1,188,142
Long-term operating lease liabilities	5,277,474	4,773,434
Deferred income tax liabilities	169,145	125,674
Other liabilities	84,314	76,674
Total liabilities	6,977,539	6,163,924
Shareholders' equity:
Common stock, $0.01 par value, 11,500,000 shares authorized, 1,264,970 and 1,304,360 shares issued as of September 30, 2026 and December 31, 2025, respectively	12,650	13,044
Additional paid-in capital	2,297,332	2,204,944
Accumulated other comprehensive loss	(9,311)	(7,289)
Retained earnings	154,473	619,908
Total shareholders' equity	2,455,144	2,830,607
Total liabilities and shareholders' equity	$9,432,683	$8,994,531

CHIPOTLE MEXICAN GRILL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine months ended September 30,
	2026	2025
Operating activities
Net income	$1,046,245	$1,204,829
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	297,656	268,680
Deferred income tax provision	43,477	94,285
Impairment, closure costs, and asset disposals	35,564	18,271
Provision for credit losses	(351)	(1,626)
Stock-based compensation expense	86,369	93,966
Other	3,268	7,571
Changes in operating assets and liabilities:
Accounts receivable	55,521	49,982
Inventory	443	2,408
Prepaid expenses and other current assets	(8,948)	(9,456)
Operating lease assets	254,125	235,619
Other assets	1,820	(4,487)
Accounts payable	47,386	29,304
Accrued payroll and benefits	(207)	(68,890)
Accrued liabilities	58,595	10,342
Unearned revenue	(5,141)	(23,514)
Income tax payable/receivable	203,679	(42,428)
Operating lease liabilities	(199,213)	(179,482)
Other long-term liabilities	1,850	2,708
Net cash provided by operating activities	1,922,138	1,688,082
Investing activities
Purchases of leasehold improvements, property and equipment	(640,597)	(468,881)
Purchases of investments	(7,562)	(15,719)
Maturities of investments	526,910	477,264
Net cash used in investing activities	(121,249)	(7,336)
Financing activities
Repurchase of common stock	(1,464,934)	(1,683,720)
Tax withholding on stock-based compensation awards	(56,662)	(48,558)
Other financing activities	4,146	2,976
Net cash used in financing activities	(1,517,450)	(1,729,302)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	661	(187)
Net change in cash, cash equivalents, and restricted cash	284,100	(48,743)
Cash, cash equivalents, and restricted cash at beginning of period	385,909	778,379
Cash, cash equivalents, and restricted cash at end of period	$670,009	$729,636
Supplemental disclosures of cash flow information
Income taxes paid(1)	$102,635	$319,004
Purchases of leasehold improvements, property and equipment accrued in accounts payable and accrued liabilities	$138,947	$101,478
Repurchase of common stock accrued in accounts payable and accrued liabilities	$13,462	$15,685
(1) Included in the income taxes paid amount for the nine months ended September 30, 2026, is $93,000 related to the purchase of federal transferable energy credits for the 2026 tax year.

CHIPOTLE MEXICAN GRILL, INC.
SUPPLEMENTAL FINANCIAL AND OTHER DATA
(dollars in thousands)
(unaudited)
The following table details company-owned restaurant unit data for the periods indicated:

	For the three months ended
	Sep. 30, 2026	Jun. 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025
Opened	84	100	49	132	84
Permanent closures	-	(3)	(1)	(5)	(4)
Relocations	(3)	(1)	-	(1)	(3)
Total	4,267	4,186	4,090	4,042	3,916
Average restaurant sales	$3,106	$3,102	$3,094	$3,104	$3,132
Comparable restaurant sales increase/(decrease)	2.1%	2.2%	0.5%	(2.5%)	0.3%
The following table details partner-operated restaurant unit data for the periods indicated:

	For the three months ended
	Sep. 30, 2026	Jun. 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025
Opened	5	1	-	7	2
Total	20	15	14	14	7

CHIPOTLE MEXICAN GRILL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Below are definitions of the non-GAAP financial measures in this release. The following tables provide a reconciliation of non-GAAP financial measures presented in this release to the most directly comparable financial measures calculated and presented in accordance with GAAP.
Adjusted net income is net income excluding restaurant asset impairment and stock-based compensation retention.
Adjusted diluted earnings per share is calculated by dividing adjusted net income by the diluted weighted-average number of common shares outstanding.
Adjusted general and administrative expenses are general and administrative expenses excluding expenses related to stock-based compensation expense for specified retention equity awards.
The adjusted effective income tax rate is the effective income tax rate adjusted to reflect the after-tax impact of non-GAAP adjustments.
Restaurant level operating margin is equal to the revenues generated by our restaurants less direct restaurant operating costs, which consist of food, beverage and packaging, labor, occupancy and other operating costs, expressed as a percent of total revenue. This performance measure primarily includes the costs that restaurant level managers can directly control and excludes other costs that are essential to conduct our business. Management uses restaurant level operating margin as a measure of restaurant performance. Management believes restaurant level operating margin is useful because it highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures.
We present these non-GAAP measures to facilitate a meaningful evaluation of our operating performance across periods. These adjustments are intended to provide greater transparency of underlying performance and to allow investors to evaluate our business on the same basis as management, which uses these non-GAAP measures in evaluating our performance.
Our adjusted net income, adjusted diluted earnings per share, adjusted general and administrative expenses, adjusted effective income tax rate, and restaurant level operating margin measures may not be comparable to other companies’ adjusted measures. These adjustments are not necessarily indicative of what our actual financial performance would have been during the periods presented and should be viewed in addition to, and not as an alternative to, our results prepared in accordance with GAAP. Further details regarding these adjustments are included in the tables below.

CHIPOTLE MEXICAN GRILL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Adjusted Net Income and Adjusted Diluted Earnings per Share
(in thousands, except per share amounts)
(unaudited)

	Three months ended September 30,
	2026	2025
Net income	$339,874	$382,103
Non-GAAP adjustments:
Impairment and exit costs:
Restaurant asset impairment(1)	4,339	-
Stock-based compensation(2)	1,475	8,058
Total non-GAAP adjustments	5,814	8,058
Tax effect of non-GAAP adjustments above(3)	(1,108)	(298)
After tax impact of non-GAAP adjustments	4,706	7,760
Adjusted net income	$344,580	$389,863

Diluted weighted-average number of common shares outstanding	1,267,703	1,339,522
Diluted earnings per share	$0.27	$0.29
Adjusted diluted earnings per share	$0.27	$0.29
(1)Operating lease asset and leasehold improvements, property, plant and equipment impairment charges and other expenses for restaurants due to closures, relocations, or underperformance.
(2)Stock-based compensation for retention equity awards granted to certain executives in connection with the former CEO's departure.
(3)Adjustments related to the tax effect of non-GAAP adjustments, which were determined based on the nature of the underlying non-GAAP adjustments and their relevant jurisdictional tax rates.

CHIPOTLE MEXICAN GRILL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Adjusted General and Administrative Expenses
(in thousands)
(unaudited)

	Three months ended September 30,
	2026	2025
General and administrative expenses	$185,228	$146,742
Non-GAAP adjustments:
Stock-based compensation(1)	(1,475)	(8,058)
Total non-GAAP adjustments	(1,475)	(8,058)
Adjusted general and administrative expenses	$183,753	$138,684
(1)Stock-based compensation for retention equity awards granted to certain executives in connection with the former CEO's departure.

CHIPOTLE MEXICAN GRILL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Adjusted Effective Income Tax Rate
(unaudited)

	Three months ended September 30,
	2026	2025
Effective income tax rate	25.6%	23.1%
Tax impact of non-GAAP adjustments(1)	-	(0.3)
Adjusted effective income tax rate	25.6%	22.8%
(1)Adjustments related to the tax effect of non-GAAP adjustments, which were determined based on the nature of the underlying non-GAAP adjustments and their relevant jurisdictional tax rates.

CHIPOTLE MEXICAN GRILL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Restaurant Level Operating Margin
(in thousands)
(unaudited)

	Three months ended September 30,
	2026	Percent of total revenue	2025	Percent of total revenue
Income from operations	$451,964	13.7%	$477,172	15.9%
Non-GAAP Adjustments
General and administrative expenses	185,228	5.6	146,742	4.9
Depreciation and amortization	102,611	3.1	90,524	3.0
Pre-opening costs	15,104	0.5	13,741	0.5
Impairment, closure costs, and asset disposals	13,250	0.4	7,404	0.2
Total non-GAAP Adjustments	316,193	9.6	258,411	8.6
Restaurant level operating margin	$768,157	23.3%	$735,583	24.5%